Exhibit 10.1

Amendment no. 1 to
Brandywine Realty Trust
amended and restated 1997 long-term incentive plan

(effective January 23, 2018)

Section 13(d) of the Brandywine Realty Trust Amended and Restated Plan 1997 Long-Term Incentive Plan is restated in its entirety as follows:

(d)Election to Withhold Shares. No later than the date as of which an amount first becomes includable in the gross income of the Participant for Federal income tax purposes with respect to any award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Board regarding the payment, of any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Board, an amount of Shares, including Shares that are part of the award that gives rise to the withholding requirement, with a Fair Market Value at the time of withholding up to the maximum statutory tax rates (including the employee’s share of payroll or similar taxes) prevailing in the jurisdiction(s) applicable to the relevant Participant may be used to satisfy such withholding (provided however, that with respect to a Participant who is subject to Section 16 of the Exchange Act, such Participant may only have Shares withheld at a rate that does not exceed such Participant’s estimated tax obligations attributable to the underlying transaction).  The obligations of the Company under the Plan shall be conditioned on such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.